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                                                                      Exhibit 15

[KPMG logo]Peat Marwick LLP



        Two Nationwide Plaza    Telephone 614 249 2300    Telefax 614 249 2348
        Columbus, OH 43215


Insilco Corporation
Columbus, Ohio

Ladies and Gentlemen:

REGISTRATION STATEMENT (FORM S-8)

With respect to the registration statement (Form S-8) for the Insilco Corporation Amended and Restated 1993 Long-Term Incentive Plan, we acknowledge our awareness of the use therein of our reports dated April 18, 1997 and July 18, 1997 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG Peat Marwick LLP

Columbus, Ohio
October 22, 1997